Rule 424(b)(2)
                                                              File No. 333-32647

PRICING SUPPLEMENT No. 10  DATED July 9, 1998

(To Prospectus Dated October 7, 1997, as Supplemented May 13, 1998)

                           WILLAMETTE INDUSTRIES, INC.

                           Medium-Term Notes, Series C
                Due From 9 Months to 30 Years From Date of Issue

                                Fixed Rate Notes

                                ----------------



Original Issue Date:  July 14, 1998

                                                                   Interest Rate
         Range of Maturities                                         Per Annum
         -------------------                                         ---------

From 9 months to less than 1 year......................................        %
From 1 year to less than 18 months.....................................        %
From 18 months to less than 2 years.....................................       %
From 2 years to less than 3 years.......................................       %
From 3 years to less than 4 years.......................................       %
From 4 years to less than 5 years.......................................       %
From 5 years to less than 6 years.......................................       %
From 6 years to less than 7 years.......................................       %
From 7 years to less than 10 years......................................       %
From 10 years to less than 15 years.....................................   6.45%
From 15 years to less than 20 years.....................................       %
From 20 years to 30 years...............................................       %

Principal Amount:  $32,000,000

Agent's Commission or Discount:  $200,000

Net Proceeds to Willamette Industries, Inc.:  $31,800,00

Maturity Date:  July 14, 2009

Redemption:
         Check applicable box.
         [X]      The Notes cannot be redeemed prior to maturity.
         [ ]      The Notes may be  redeemed  prior to maturity in whole or from time to time in part.
         [ ]      The Notes may be redeemed prior to maturity in whole only.

         Terms of Redemption:


Agent:  J.P. Morgan & Co.

Agent acting in the capacity indicated below:
         [X]      Agent                     [ ]       Principal

If as Principal:
         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ---% of principal amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


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Other Provisions:





Addendum Attached [ ]




The Indenture Trustee is The Chase Manhattan Bank



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